Exhibit 3.3

FORM OF

CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MCLEODUSA INCORPORATED

Pursuant to Section 242
of the General Corporation Law of
the State of Delaware

McLeodUSA Incorporated (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

At a meeting of the Board of Directors of the Corporation, a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable.  The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of such consent has been given to all stockholders who have not consented in writing to said amendment.  The resolution setting forth the amendment is as follows:

RESOLVED:                                     That the Corporation’s Third Amended and Restated Certificate of Incorporation be amended by changing Section 4.1 to read in its entirety as follows:

“The total number of shares of stock which the Corporation shall have authority to issue is 250,000,000 shares of Common Stock, each having a par value of $0.01.”

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President this ____ day of _______ 2007.

McLeodUSA Incorporated

By:
Royce J. Holland
President